Exhibit 99.1

   Brigham Exploration Announces Discoveries and Provides Operational Update



    AUSTIN, Texas, Dec. 16 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) provided an update of its accelerated operational activity.


    ONSHORE GULF COAST VICKSBURG

    Palmer #8 Home Run Field Completion -- Brigham retained a 100% working interest in the Brigham operated Palmer #8 well, its eleventh completion in its Home Run Field. Brigham's working interest in the Palmer #8 will revert to 34% after the well pays out 350% of its drilling and completion costs. The Palmer #8 encountered apparent net pay in three separate Vicksburg intervals, which were recently commingled and producing to sales at a rate of approximately 6.5 Mmcf of natural gas and 568 barrels of oil (9.9 Mmcfe) per day, or 7.9 Mmcfed net to Brigham's 80% revenue interest. Brigham elected to production test each of the three individual zones separately subsequent to fracture stimulation over a more extended period of time than most of its recent Vicksburg completions. Although this process delayed the start date for commingled production, Brigham believes that extending the production tests of the individual zones prior to commingling the production streams could potentially enhance the ultimate recoveries of the reservoirs.


    Floyd Fault Block Field -- The Sullivan #8, which was the discovery well for Brigham's Floyd Fault Block Field, has stopped producing due to an apparent blockage above the producing formation. The Sullivan #8 produced approximately 2.9 Bcfe from February to October 2003. Prior to the apparent blockage, the Sullivan #8 was producing approximately 7.7 Mcf of natural gas and 400 barrels of condensate per day, or 2.5 Mmcfed net to Brigham's 25% revenue interest. Brigham's major oil company participant is the operator of the well, and is currently attempting remedial operations. It is not known at this time whether the well can be returned to production, but Brigham expects the well to either be sidetracked or redrilled if remedial operations are unsuccessful.

    The Sullivan #10, Brigham's third well in the Floyd Fault Block Field, is currently drilling in the targeted Lower Vicksburg sands with drilling shows at a depth of approximately 13,100 feet. The anticipated total depth for the Sullivan #10 is approximately 14,000 feet, with results expected by early January 2004. Brigham owns a 34% working interest in the Sullivan #10, which offsets the previously drilled Sullivan #8 and Sullivan #9 wells.


    Sullivan F #1 Floyd South Joint Venture Test -- As part of the previously announced Vicksburg joint ventures, Brigham is currently drilling the Sullivan F #1 to test the Floyd South fault block. Intermediate casing has been set and the well is currently drilling at a depth of approximately 12,200 feet with an anticipated total depth of approximately 14,000 feet. Brigham is operating the Sullivan F #1 and retains a working interest of 100% before casing and 50% after casing point. Brigham will retain a 50% working interest before and after casing point in any wells subsequently drilled in the Floyd South fault block. Results for the well are expected by late December or early January. Brigham expects to commence drilling operations to test two additional high potential fault blocks within its Diablo East and Diablo South joint ventures during the first quarter of 2004.

    Bud Brigham, the Company's Chairman, CEO and President, stated, "We believe that the loss of production at the Sullivan #8 will be temporary. It does negatively impact our fourth quarter production volumes, however, we're confident it should have no impact on the reserves we will ultimately recover. At the time of the apparent blockage the well was producing at very strong rates and pressures, thus it seems clear that it's a mechanical problem.
We're very pleased with the initial production rates for our Palmer #8 Home Run Field development well, although our decision to try a more extended completion procedure to hopefully increase the ultimate reserve recoveries reduced the amount of production volumes relative to those previously anticipated during the fourth quarter. Given the number of wells we expect to drill and complete in this and the adjacent fault blocks, we will continue to look for ways to enhance field performance."


    ONSHORE GULF COAST FRIO

    Completion of New Frio Discoveries -- In Matagorda County, Texas, completion operations are continuing on two previously announced apparent Frio discoveries. Brigham attempted to complete its 75% working interest discovery in deeper potential pay intervals unsuccessfully, and is now attempting a completion in the primary pay intervals. Brigham's 50% working interest well, the Harrison #1, tested the Company's Corner Pocket Prospect. Thus far, production tests of the potential pay intervals in the Harrison #1 have been disappointing, and it appears likely that the well will either be plugged or will produce at marginal production rates.

    High Working Interest Frio Test -- Brigham is currently drilling the Randall #1, another Frio test in Brazoria County. The Randall #1, which is currently drilling at a depth of approximately 12,200 feet, will test several Frio sand objectives at depths between 13,000 and 14,000 feet. Brigham retains a 94% working interest in this reentry and sidetrack of another operator's previously drilled well. Results for the Randall #1 are expected by late December. Brigham expects to commence three additional Frio tests in the next 30 days.


    ANADARKO BASIN HUNTON

    Hunton Test -- Brigham is currently drilling its Eula Clay #1 at a depth of approximately 11,000 feet. The Brigham operated Eula Clay #1 is targeting the Hunton at a depth of approximately 15,200 feet, and Brigham's working interest in the well is 60% before and 70% after casing point. Results for the Eula Clay #1 are expected by early January. Brigham plans a continuous deep Hunton and Arbuckle development and exploration drilling program during 2004.


    ANADARKO BASIN SPRINGER

    Tenth Springer Bar Field Discovery -- Brigham participated in the successful completion of its tenth Springer Bar Field well with a 16% working interest. The newest discovery recently production tested at a rate of approximately 7.2 Mmcf of natural gas per day with a flowing tubing pressure of approximately 5,900 pounds. Production to sales should begin by early January. In addition, Brigham currently has one other well completing in the field and two others drilling.


    Grady County Bromide Completion -- As previously announced, Brigham participated in a Bromide discovery, the Palmer #1, with a 29% working interest. The Palmer #1 was recently fracture stimulated and subsequently was producing at a rate of approximately 130 barrels of oil and 350 Mcf of natural gas (1.1 Mmcfe) per day. Brigham is participating in the drilling of the Cooper #1, which is another Bromide test, with a 32% working interest. The Cooper #1 is drilling at a depth of approximately 11,800 feet, with a targeted total depth of approximately 16,500 feet.


    WEST TEXAS

    Eastern Shelf Canyon Reef Discovery -- Brigham retains a 40% working interest in the apparently successful reentry of an existing well that was previously drilled by another operator to a depth of approximately 5600 feet. The Mexican 2 Step #2 has approximately 44 feet of apparent net pay in the Canyon reef as well as 22 feet of potential pay in a deeper interval. The Mexican 2 Step #2 offsets the Mexican 2 Step #1, which Brigham also participated in earlier in 2003. The Mexican 2 Step #1 produced at an initial rate of approximately 150 barrels of oil per day. Brigham plans to drill another offset in early 2004.

    Brigham's current total drilling activity includes seven wells currently drilling, with eleven additional wells expected to commence within the next 30 days.

    Bud Brigham stated, "Due primarily to the unanticipated loss of production during the fourth quarter from our Sullivan #8 Floyd Fault Block Field well, but also our decision to extend the completion operations for our Palmer #8 discovery, we now believe that our fourth quarter production volumes will be roughly flat with our third quarter volumes. However, the successful completions at the Palmer #8 Vicksburg well, our tenth Springer Bar completion, our Palmer #1 Bromide completion, our West Texas reef completion, as well as our Frio completions, assuming they are successful, should fully impact our first quarter 2004. In addition, by early January we should have results from much of our accelerated drilling program currently underway, and we expect to commence eleven additional wells over the next 30 days."


    About Brigham Exploration

    Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.


    Forward Looking Statement Disclosure

    Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


     Contact:  John Turner, Manager of Finance & Investor Relations

               (512) 427-3300


SOURCE  Brigham Exploration Company
    -0-                             12/16/2003
    /CONTACT: John Turner, Manager of Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /
    (BEXP)

CO:  Brigham Exploration Company
ST:  Texas
IN:  OIL
SU: